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ZipRealty, Inc. Announces Fourth Quarter 2004 Results

-Quarterly Revenue Increases 89% Year-Over-Year
-Quarterly Net Income Increases 413% Year-Over-Year

Emeryville, Calif. — February 10, 2005 — ZipRealty Inc. (Nasdaq: ZIPR) today announced financial results for its fourth quarter ended December 31, 2004. Net revenues for the fourth quarter of 2004 were $17.5 million, an 89% increase from $9.3 million generated in the fourth quarter of 2003. Net income for the fourth quarter was $0.9 million, a 413% increase over $0.2 million in the fourth quarter of 2003.

GAAP net income per diluted share was $0.01 compared to $0.00 for the fourth quarters ended December 31, 2004 and 2003, respectively. Pro forma diluted net income per share was $0.04 compared to $0.01 for the same periods. Pro forma net income per share calculations are included because they reflect ZipRealty’s post IPO capitalization structure and, as such, give effect to the conversion that occurred upon the IPO of all of the Company’s preferred stock into common stock on an as-if-converted basis for the periods presented. These pro forma calculations provide meaningful supplemental information of the Company’s operating results on a basis comparable with that of future periods. A comparison of the computation of GAAP net income per share to pro forma net income (loss) per share is included in the attached table.

In terms of annual results, net revenues for 2004 were $62.3 million, an 84% increase from $33.8 million generated in 2003. Net income for 2004 was $3.2 million, which compares to a net loss of $4.6 million in 2003. GAAP net income (loss) per diluted share was $0.00 compared to ($3.57) for the years ended December 31, 2004 and 2003, respectively. Pro forma diluted net income per share was $0.16 compared to ($0.49) for the same periods.

Eric Danziger, Chief Executive Officer of ZipRealty commented, “We are pleased with our fourth quarter results and believe they are a testament to the robustness of our business model and our ability to successfully execute against our plan. In fact, 2004 could be characterized as a breakout year for us, as we leveraged the Company’s infrastructure and saw our results positively impacted by a variety of strategic initiatives that were implemented. Looking to 2005, we remain excited about our prospects as we continue to focus on customers, build our brand and redefine the residential real estate industry.”

ZipRealty also announced the following achievements for 2004:

•	At year end, the Company employed 914 ZipAgents, up from 440 at the end of 2003.

•	Total value of real estate sold increased to approximately $3.0 billion in 2004 from $1.6 billion in 2003.

•	Number of transactions closed during 2004 increased 58% to 8,500 versus 5,394 in 2003.

•	Average net revenue per transaction increased 17.9% in 2004 to $7,147, compared to $6,058 in 2003.

•	Overall customer satisfaction ratings for the year were the highest in the Company’s history, with an overall client satisfaction rating of 94% and with 93% of closed clients indicating that they would consider recommending ZipRealty to a friend.

Mr. Danziger continued, “We believe ZipRealty’s unique customer-centric business model, driven by our employee-agent strategy and proprietary technology, promotes new efficiencies in the industry and delivers superior customer satisfaction. We have a tremendous opportunity to gain market share as our brand gains momentum and we expand in both existing and new geographies. We are excited to enter this next stage of our growth as a public company, and look forward to reporting on our progress.”

Announcing New Market Launch: Las Vegas, Nevada

ZipRealty intends to commence operations in Las Vegas in mid-2005. This represents the first new market entry for ZipRealty since July 2000, when it commenced operations in Chicago.

“We are pleased to begin our program of opportunistic and methodical expansion into new metropolitan areas around the U.S.” said Gary Beasley, the Company’s Executive Vice President and Chief Financial Officer. “Las Vegas has been one of the fastest growing real estate markets in the country for some time and we look forward to introducing ZipRealty’s unique business model and compelling consumer value proposition to this dynamic market.”

Balance Sheet & Liquidity

ZipRealty successfully completed its initial offering of common stock in November 2004, raising $63.3 million of proceeds after underwriting discounts and commissions. As of December 31, 2004, the Company had approximately $83.5 million of cash, cash equivalents and short-term investments, $82.3 million of stockholders’ equity, and no long-term debt.

Financial Guidance

For the year ending December 31, 2005, based on current trends the Company expects revenues to be between $97 and $102 million with reported net income in the $0.36 to $0.40 per diluted share range. Diluted shares outstanding are expected to average approximately 26.1 million for the year.

For the seasonally slow first quarter of 2005, the Company expects revenues to be between $17 and $18 million. Reported net income per diluted share is expected to be between $0.00 and $0.02. Diluted shares outstanding are expected to average approximately 25.9 million for the quarter.

Conference Call Details

A conference call to discuss fiscal fourth quarter and full year 2004 financial results will be webcast live on Thursday, February 10, 2005 at approximately 5:00pm Eastern Time on the investor relations section of ZipRealty’s website, www.ZipRealty.com. Listeners may also access the call by dialing 1-800-289-0494. A replay of the conference call is available through February 17, 2005 by dialing 1-888-203-1112 and password 4429319.

About ZipRealty, Inc.

ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the company operates in 12 major metropolitan areas and employs over 900 sales agents. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients.

Cautionary Language

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements under “Financial Guidance” concerning expected revenues and earnings per share and assumed diluted shares outstanding for the year ending December 31, 2005 and the quarter ending March 31, 2005, statements under “Announcing New Market Launch: Las Vegas, Nevada” concerning the Company’s anticipated commencement of operations in Las Vegas and plans to expand into other markets, and statements by Eric Danziger and Gary Beasley regarding future prospects, brand building, efficiencies, customer satisfaction, market share and expansion and growth plans. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the newness of the Company’s business model, the Company’s limited operating history and only recent profitability, the Company’s ability to hire, retain and train qualified agents and key personnel, the Company’s access to MLS listings and leads from third parties that it does not control, seasonality, competition, economic events or trends in housing prices, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the Company’s ability to estimate the financial impact of expensing option grants, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its registration statement on Form S-1 declared effective by the SEC on November 9, 2004. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Statements of Operations Data
(In thousands, except per share amounts and operating data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2004	2003	2004
Net transaction revenues	$9,065	$17,079	$32,679	$60,749
Referral and other revenues	215	468	1,128	1,539

Net revenues	9,280	17,547	33,807	62,288

Operating expenses
Cost of revenues	5,219	9,468	19,929	33,858
Product development	354	607	1,717	2,245
Marketing and business development	1,221	2,496	5,003	8,821
General and administrative	2,323	4,329	9,464	14,342
Stock-based compensation	28	32	85	159

Total operating expenses	9,145	16,932	36,198	59,425

Income (loss) from operations	135	615	(2,391)	2,863

Other income (expense):
Interest expense	(2)	—	(2,273)	—
Interest income	16	316	60	411
Other income (expense), net	24	—	21	(1)

Total other income (expense), net	38	316	(2,192)	410

Income (loss) before income taxes	173	931	(4,583)	3,273
Provision for income taxes	—	43	—	89

Net income (loss)	$173	$888	$(4,583)	$3,184

Net income (loss) per share:
Basic	$—	$0.01	$(3.57)	$—
Diluted	$—	$0.01	$(3.57)	$—
Pro forma net income (loss) per share:
Basic	$0.01	$0.05	$(0.49)	$0.23
Diluted	$0.01	$0.04	$(0.49)	$0.16
Other operating data
Number of ZipAgents at beginning of period	425	782	279	440
Number of ZipAgents at end of period	440	914	440	914
Total value of real estate transactions closed during period (in billions)	$0.4	$0.8	$1.6	$3.0
Number of transactions closed during period (1)	1,402	2,337	5,394	8,500
Average net revenue per transaction during period (2)	$6,466	$7,308	$6,058	$7,147

(1) The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2) Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.

ZipRealty, Inc.
Balance Sheets
(in thousands)

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$10,357	$11,525
Short-term investments	—	71,972
Accounts receivable, net of allowance	507	1,089
Prepaid expenses and other current assets	696	2,102

Total current assets	11,560	86,688
Restricted cash	190	190
Property and equipment, net	668	1,236
Other assets	12	12

Total assets	$12,430	$88,126

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$976	$1,478
Accrued expenses	2,352	4,287

Total current liabilities	3,328	5,765
Other long-term liabilities	207	90

Total liabilities	3,535	5,855

Mandatorily redeemable convertible preferred stock	56,170	—
Mandatorily redeemable convertible preferred stock warrants	7,386	—

	63,556	—

Stockholders’ equity (deficit)
Common stock: 1,468,686 and 19,880,122 shares issued and outstanding at December 31, 2003 and 2004, respectively	1	20
Additional paid-in capital	928	134,924
Deferred stock-based compensation	(275)	(438)
Accumulated other comprehensive income (loss)	—	(105)
Accumulated deficit	(55,315)	(52,130)

Total stockholders’ equity (deficit)	(54,661)	82,271

Total liabilities, mandatorily redeemable convertible preferred
stock and stockholders’ equity	$12,430	$88,126

ZipRealty, Inc.
Comparison of the Computation of GAAP to Pro Forma Income Per Share Amounts

	Three months ended		Year ended
GAAP Net Income (Loss) per Share	December 31,		December 31,

	2003	2004	2003	2004

Numerator:
Net income (loss)	$173,471	$887,824	$(4,583,168)	$3,184,284
Cumulative preferred stock dividends	157,700	79,281	630,800	551,949
Amount allocated to participating preferred stockholders	15,771	679,978	—	2,632,335

Net income (loss) available to common stockholders (for basic and dilutive EPS computations)	$—	$128,565	$(5,213,968)	$—

Denominator:
Shares used to compute basic EPS	1,468,322	10,705,953	1,459,058	3,798,097
Dilutive common stock equivalent shares:
Stock options	—	2,179,403	—	—
Warrants	—	3,555,047	—	—
Shares used to compute diluted EPS	1,468,322	16,440,403	1,459,058	3,798,097
Net income (loss) per share:
Basic	$—	$0.01	$(3.57)	$—
Diluted	$—	$0.01	$(3.57)	$—

Net income (loss) available to common stockholders reflects the effect of cumulative and non-cumulative dividends on the Company’s mandatorily redeemable convertible preferred stock which all converted to common stock at the IPO. No dividend was ever declared or paid by the Company, and all rights to such dividends terminated on the date of the Company’s IPO as a result of the conversion of all outstanding shares of preferred stock into common stock.

	Three months ended		Year ended
Pro Forma Net Income (Loss) per Share	December 31,		December 31,

	2003	2004	2003	2004

Numerator:
Net income (loss)	$173,471	$887,824	$(4,583,168)	$3,184,284

Denominator:
Weighted average common shares outstanding	1,468,322	10,705,953	1,459,058	3,798,097
Add:
Weighted average of convertible preferred stock	10,805,371	6,484,470	7,934,315	10,324,262

Denominator for basic calculation:	12,273,693	17,190,423	9,393,373	14,122,359
Effect of dilutive securities
Add:
Weighted average of warrants outstanding	7,053,722	3,555,047	—	3,272,123
Weighted average of stock options outstanding	1,539,580	2,179,403	—	1,967,554

Denominator for diluted calculation:	20,866,995	22,924,873	9,393,373	19,362,036
Pro forma net income (loss) per share:
Basic	$0.01	$0.05	$(0.49)	$0.23
Diluted	$0.01	$0.04	$(0.49)	$0.16